U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                            (Amendment No. ____ )(1)

                              LEVCOR INTERNATIONAL
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   52729D102
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                                 (CUSIP Number)

                                 June 12, 2001
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             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                               |_| Rule 13d-1 (b)

                               |_| Rule 13d-1 (c)

                               |_| Rule 13d-1 (d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                Page ____ of ____ Pages
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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Roger L. Hueglin and Theresa S. Hueglin
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
      (SEE INSTRUCTIONS)                                            (b) |_|

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
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              5.  SOLE VOTING POWER

  NUMBER OF
              ------------------------------------------------------------------
   SHARES     6.  SHARED VOTING POWER

BENEFICIALLY      125,250
              ------------------------------------------------------------------
  OWNED BY    7.  SOLE DISPOSITIVE POWER

    EACH
              ------------------------------------------------------------------
  REPORTING   8.  SHARED DISPOSITIVE POWER

 PERSON WITH      125,250
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      125,250
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10.   CERTAIN SHARES*                                                |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.35%
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12.   TYPE OF REPORTING PERSON*

      BD, IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name ____________LEVCOR INTERNATIONAL

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Item 1(b). Address of Issuer's Principal Executive Offices:

           462 SEVENTH AVE
           N.Y.,N.Y. 10018
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Item 2(a). Names of Person Filing:

           Roger L. and Theresa S. Hueglin
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Item 2(b). Address of Principal Business Office or, if None, Residence:

           11 Blueberry Hill Road, Wilton, Ct 06897
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Item 2(c). Citizenship:

           USA
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Item 2(d). Title of Class of Securities:

           common stock
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Item 2(e). CUSIP Number:

           52729D102
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Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
       (c), Check Whether the Person Filing is a:

     (a) |X| Broker or dealer registered under Section 15 of the Exchange Act.

     (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) |_| Investment company registered under Section 8 of the Investment Company Act.

     (e) |_| An investment adviser in accordance with Rule 13d-1(b) (1) (ii)
             (E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) |_|  Group, in accordance with Rule 13d-1(b) (1) (ii) (J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 125,250
                                   ---------------------------------------------

     (b) Percent of class: 5.35%
                          ------------------------------------------------------

     (c) Number of shares as to which such person has:
                                                      --------------------------
     (i) Sole power to vote or to direct the vote
                                                 ------------------------------,

     (ii) Shared power to vote or to direct the vote 125,250
                                                    ---------------------------,

     (iii) Sole power to dispose or to direct the disposition of
                                                                ---------------,

     (iv) Shared power to dispose or to direct the disposition of
                                                                 --------------,

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

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Item 7. Identification and Classification of the Subsidiary Which Acquired the
        Security Being Reported on by the Parent Holding Company or Control Person.

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Item 8. Identification and Classification of Members of the Group.

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Item 9. Notice of Dissolution of Group.

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Item 10. Certifications

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             April 8, 2002
                             ----------------------------------------------
                                                 (Date)


                                  /s/ Roger Hueglin, Theresa Hueglin
                             ----------------------------------------------
                                               (Signature)

                                     Roger Hueglin, Theresa Hueglin
                             ----------------------------------------------
                                              (Name/Title)